Exhibit 5.1

Richard M. Kimel

Direct: 416.865.3961

E-mail: rkimel@airdberlis.com

July 13, 2007

PreMD Inc.

Suite 615

4211 Yonge Street

Toronto, ON M2P 2A9

Dear Sirs:

Re:	PreMD Inc.

This opinion is being delivered to you in connection with the Registration Statement on Form F-3 filed by PreMD Inc., a Canadian corporation (the “Corporation”) with the Securities and Exchange Commission on or about July 13, 2007 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), up to 2,917,268 common shares in the capital of the Corporation (the “Common Shares”) and up to 1,458,635 common shares in the capital of the Corporation (the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Warrants”).

We have examined the Registration Statement and such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates we have reviewed.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions expressed herein are based upon and subject to legislation and regulations in effect on the date hereof.

Based on the foregoing, we are of the opinion that (i) the Common Shares are legally issued, fully paid, and nonassessable; and (ii) the Warrant Shares, when paid for and issued in accordance with the terms and conditions of the Warrants, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the references to our firm and this opinion in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ AIRD & BERLIS LLP
AIRD & BERLIS LLP